Exhibit 10(h)

2003 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
(Amended and Restated as of February 7, 2014)

I.  Non-Employee Director Compensation

A. Establishment of Annual Compensation

An annual compensation amount (the “Annual Base Compensation”) payable to Non-Employee Directors (hereafter "Directors") of General Electric Company (the “Company”) shall be established from time-to-time by the Board of Directors.  Directors who are members of the Audit Committee, the Management Development and Compensation Committee or the Risk Committee shall also receive additional annual compensation equal to ten percent (10%) of the Annual Base Compensation for service on each such committee, and any director who is serving as the lead independent director shall also receive additional annual compensation equal to twenty percent (20%) of the Annual Base Compensation (in each case, such additional compensation together with the Annual Base Compensation are collectively referred to as the “Annual Compensation”).  The amount of Annual Compensation will be reported annually in the Proxy Statement.

B.  Payment of Annual Compensation

1.
The Annual Compensation shall be payable in quarterly installments, with each installment payable as promptly as practicable following the last business day of the calendar quarter to which it applies.  Quarterly payments shall be pro rated if Board service commences or terminates during a calendar quarter.

2.
The Annual Compensation shall be paid sixty percent (60%) in Deferred Stock Units ("DSUs") and forty percent (40%) in cash.  The number of DSUs to be paid and the terms of the DSUs shall be determined as provided in the following sections of this Plan.

3.
Prior to the beginning of the calendar year of their annual election to the Board, Directors who have previously been elected to the Board may elect to receive in DSUs all or part of that portion of his or her Annual Compensation otherwise payable in cash.  Notwithstanding the above, within 30 days from the date of their initial election or appointment to the Board, Directors may elect to receive in DSUs all or part of that portion of his or her Annual Compensation otherwise payable in cash; provided, however, that such election shall only apply to Annual Compensation earned in calendar quarters beginning after the date of such election.  Such elections shall be irrevocable for the period for which the director is elected.

4.	All DSUs earned with respect to Annual Compensation will be credited to the Director's DSU account (the “DSU Account”) when such Annual Compensation is otherwise payable (the "Payment Date").

5.	The Director's DSU Account will be credited with the number of DSUs calculated to the nearest thousandths of a DSU, determined by dividing the dollar amount of Annual Compensation to be paid in DSUs on the Payment Date by the average of the closing market price of the Company's common stock as reported on the Consolidated Tape of the New York Stock Exchange for the 20 trading days immediately preceding such Payment Date.

(1)

II.  Administration of DSU Accounts

A.  Consolidation of Prior Deferred Fee Accounts

For Directors serving on the Board on January 1, 2003, the balances of deferred stock units in any deferred fee accounts maintained by the Company under the Company's Non-Employee Director Deferred Fee Plan in effect on December 31, 2002, or predecessors to that plan, shall be deemed to be transferred to the DSU Accounts established under this Plan, and, together with any other amounts specifically credited to a Director's DSU Account, shall be administered under the terms of this Plan.  The balances of deferred stock units in any deferred fee accounts maintained by the Company under the Company's Non-Employee Director Deferred Fee Plan in effect on December 31, 2002, or predecessors to that plan, for former directors who were not serving on the Board on January 1, 2003 shall be administered under the applicable terms of such prior plan or plans.

B.  Crediting With Dividend Equivalents

1.	On each dividend payment date, a Director's DSU Account will be credited with regular quarterly dividend equivalents in the form of additional DSUs determined by multiplying the number of DSUs in the Director's DSU Account on the related dividend record date by any per share cash dividends declared by the Company on its common stock and dividing the product by the closing market price of the Company's common stock as reported on the Consolidated Tape of the New York Stock Exchange on such dividend payment date.

2.	The DSU Accounts will also be credited with DSUs by multiplying the number of DSUs in the Director's DSU Account by any stock dividends declared by the Company on its common stock.

(2)

C.    Recapitalization

If, as a result of a recapitalization of the Company (including stock splits), the Company's outstanding shares of common stock shall be changed into a greater or smaller number of shares, the number of DSUs credited to a Director's DSU Account shall be appropriately adjusted on the same basis.

D.  Election To Switch DSUs Upon Termination of Board Service

Prior to the end of the calendar year in which Board service terminates, a Director may irrevocably elect to switch up to 100% of the value of the DSUs in his or her DSU Account into cash, effective on the date one year following termination of Board service (hereafter "First Anniversary Date").  The cash value of the DSUs will be based on the number of DSUs in the Director’s DSU Account on the First Anniversary Date multiplied by the average of the closing market price of the Company’s common stock as reported on the Consolidated Tape for the New York Stock Exchange for the 20 trading days immediately preceding the First Anniversary Date.  The cash in the DSU Account will thereafter be credited monthly with interest equivalents based upon the prior calendar month’s average yield for U.S. Treasury notes and bonds with maturities of from ten to twenty years, as published by an official agency to be determined by the Chief Financial Officer and utilized on a consistent year to year basis.

E.     Payment of DSU Accounts

1.	Form of Distribution for Director and Survivor Payout Elections for amounts credited to the Director’s DSU Account on or before December 31, 2004.

(a)
At any time before the end of the calendar year in which Board service terminates, a Director may elect to have the DSU Account paid: (i) in a lump sum on the First Anniversary Date (or as soon thereafter as practicable); or (ii) in up to ten (10) annual installments, beginning on  July 15th following the First Anniversary Date (or as soon thereafter as is practical).

(b)
In the event that a Director’s service on the Board terminates as a result of death, the beneficiary(s) designated by the Director (or failing such designation, the Director’s estate), may elect to have the Director’s DSU Account: (i) paid out in a lump sum as soon as practicable following the Director’s death; or (ii) paid out in annual installments up to an aggregate of ten (10) annual installments, commencing in the month of July following the Director’s death.  In the event of a Director’s death subsequent to termination of Board service, but prior to receiving all entitled deferred payments, the beneficiary(s) designated by the Director (or failing such designation, the Director’s estate), may elect to have the Director’s DSU Account paid out in a lump sum as soon as practicable following the Director’s death.

(3)

2.	Form of Distribution for Director and Survivor Payout Elections for Post 2004 DSUs.

(a)
For amounts credited to the Director’s DSU account after December 31, 2004, the amounts shall be paid in accordance with the irrevocable election of the Director (lump sum, five year installments or ten year installments) made prior to the beginning of the calendar year of his or her annual election to the Board (or, for a Director serving his or her initial term, made within 30 days of his or her election to the Board).Installment payments shall begin on July 15th following the First Anniversary Date.   Lump sum payments shall be made on the First Anniversary Date.

(b)
If a Director’s service on the Board terminates as a result of death payments shall be made upon the Director’s death in the form elected by the Director to the beneficiary(s) designated by the Director (or failing such designation, to the Director’s estate).

(c)
In the event of a Director’s death subsequent to termination of Board service but prior to receiving all entitled deferred payments, payments shall be continue to be made in the form elected by the Director to the beneficiary(s) designated by the Director (or failing such designation, to the Director’s estate).

3.	Determination of Amount of Cash Installment Payments.

(a)	Regardless of whether the Director has elected to convert DSUs to cash value under section D above, all payouts of a Director’s DSU Account will be paid in cash.

(b)
The amount of the first cash installment payment shall be a fraction of the value of the DSUs in the Director's DSU Account on the date of the initial installment payment, the numerator of which is one and the denominator of which is the total number of installments elected. Each subsequent installment shall be calculated in the same manner as of the date of that installment payment, except that the denominator shall be reduced by the number of installments which have been previously paid.

(c)
The value of DSUs in a Director's DSU Account will be determined for purposes of the preceding section by multiplying the number of DSUs in the Director's DSU Account on the Payment Date by the average of the closing market price of the Company's common stock as reported on the Consolidated Tape of New York Stock Exchange for the 20 trading days immediately preceding such date.

(4)

III.  General Provisions

A.    Assignability

No right to receive payment under this Plan shall be transferable or assignable by a participant except by will or laws of descent and distribution.

B.     Amendment of the Plan

This Plan may be amended, suspended or terminated at any time by the Board of Directors of the Company.  However, no amendment, suspension or termination of the Plan may, without the consent of a participant, alter or impair any of the rights previously granted under the Plan. Any amendment or termination shall comply with the restrictions of Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable.  No amendment or termination of the Plan may accelerate a scheduled payment of amounts subject to Section 409A, nor may any amendment or termination permit a subsequent deferral of amounts subject to Section 409A.

C.     Compliance with 409A; Effective Date

This Plan is intended to comply with Section 409A of the Internal Revenue Code with respect to amounts accrued after December 31, 2004; provided, however, that the requirements of Section 409A of the Code shall only apply to amounts accrued in excess of amounts accrued and vested on December 31, 2004 (adjusted for earnings on such amounts). The Plan shall be administered and interpreted in a manner consistent with such intent. This Plan is effective as of January 1, 2003.

(5)